New World Fund, Inc. 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

October 31, 2010

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$133,041
Class B	$2,385
Class C	$6,605
Class F1	$15,617
Class F2	$6,841
Total	$164,489
Class 529-A	$4,940
Class 529-B	$217
Class 529-C	$609
Class 529-E	$211
Class 529-F1	$232
Class R-1	$262
Class R-2	$1,910
Class R-3	$3,170
Class R-4	$2,688
Class R-5	$7,121
Class R-6	$3,867
Total	$25,227

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5680
Class B	$0.2641
Class C	$0.3349
Class F1	$0.6012
Class F2	$0.7155
Class 529-A	$0.5724
Class 529-B	$0.2550
Class 529-C	$0.2956
Class 529-E	$0.4669
Class 529-F1	$0.6494
Class R-1	$0.3455
Class R-2	$0.2938
Class R-3	$0.4863
Class R-4	$0.6237
Class R-5	$0.6965
Class R-6	$0.6833

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	244,331
Class B	7,810
Class C	21,368
Class F1	34,733
Class F2	15,154
Total	323,396
Class 529-A	10,233
Class 529-B	792
Class 529-C	2,427
Class 529-E	531
Class 529-F1	473
Class R-1	838
Class R-2	6,880
Class R-3	7,393
Class R-4	4,925
Class R-5	10,116
Class R-6	5,967
Total	50,575

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$54.58
Class B	$53.42
Class C	$52.80
Class F1	$54.23
Class F2	$54.68
Class 529-A	$54.24
Class 529-B	$53.02
Class 529-C	$52.98
Class 529-E	$53.81
Class 529-F1	$54.31
Class R-1	$52.87
Class R-2	$52.91
Class R-3	$53.91
Class R-4	$54.43
Class R-5	$54.81
Class R-6	$54.76